UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2007

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51582	56-2542838
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Greenway Plaza, Suite 2950 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 979-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2007, Steven A. Manz notified Hercules Offshore, Inc. (the “Company”) that he is resigning from his position as Senior Vice President – Planning and Corporate Development of the Company, effective August 31, 2007 (the “Effective Date”). In accordance with the termination and severance provisions in his employment agreement with the Company, Mr. Manz is to receive a severance payment of two times the sum of his annual base salary plus the highest bonus paid or payable to Mr. Manz in respect of any of the two most recently completed fiscal years. The aggregate amount of the severance payment totals approximately $1.0 million. In addition, at the Effective Date, each unvested stock option and restricted stock award owned by Mr. Manz that is outstanding at the Effective Date will immediately vest and/or become exercisable and any contractual restrictions on sale or transfer of any such award will terminate. Mr. Manz currently has 106,400 stock options and 6,500 shares of restricted stock that will vest on the Effective Date. For additional information about Mr. Manz’s employment agreement with the Company and payments to Mr. Manz upon a termination following a change of control, please read “Potential Payments Upon Termination or Change of Control” in Item 11 in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: August 27, 2007	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary